                                                                   Exhibit d(37)

Harbor Capital Advisors, Inc.

                                                                          (LOGO)

                                                                February 1, 2006

Mr. David G. Van Hooser
President
Harbor Fund
One SeaGate
Toledo, Ohio 43666

RE: HARBOR SMALL COMPANY GROWTH FUND

Dear Mr. Van Hooser:

In connection with our service as investment adviser to the Harbor Small Company Growth Fund ("Fund") pursuant to an Investment Advisory Agreement between Harbor Fund, on behalf of the Fund, and Harbor Capital Advisors, dated February 1, 2006, we hereby agree to limit the total annual operating expenses of each class of shares of the Fund until February 28, 2007 as follows:

                             INSTITUTIONAL CLASS   RETIREMENT CLASS   INVESTOR CLASS
                             -------------------   ----------------   --------------
Total annual Fund
operating expenses
(expressed as a percentage
of average daily net
assets)                             0.95%                1.20%             1.38%

We shall have no ability to terminate or modify this expense limitation agreement until March 1, 2007.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

                                        HARBOR CAPITAL ADVISORS, INC.


                                        By: /s/ Charles F. McCain
                                            ------------------------------------
                                            Charles F. McCain, Executive Vice
                                            President

Agreed and Accepted:

HARBOR FUND


By: /s/ David G. Van Hooser
    ---------------------------------
    David G. Van Hooser, President

                 One Seagate Toledo, Ohio 43666 (419) 249-2900
                     Fax: (419) 249-7701 www.harborfund.com

                                 (ROBECO LOGO)